Hydromer, Inc.	35 Industrial Parkway; Branchburg, NJ 08876; U.S.A.
Tel: (908) 722-5000 • Fax: (908) 526-3633 • http://www.hydromer.com
Video Conferencing IP Address: video.hydromer.com

PRESS RELEASE:  The following is available for immediate release:
            Branchburg, New Jersey; April 2, 2008

From:	Hydromer, Inc.
35 Industrial Parkway
Branchburg, New Jersey 08876-3424

Contact:	Martin von Dyck, Executive Vice President
(908) 722-5000

Symbol:	HYDI.OB OTC Bulletin Board

Hydromer, Inc. enters in to a royalty generating Coatings Supply Agreement for Neurovascular and Cardiovascular catheters

Hydromer, Inc. (HYDI.OB – OTC BB), announces that it has entered into a two year, self-renewing Supply and Support Agreement with an undisclosed medical device company.

Under the terms of this non-exclusive agreement, Hydromer will supply its proprietary and patented Hydromer® hydrophilic coatings for use on various Pebax® plastic neurovascular and cardiovascular catheters.  This Hydromer coating system becomes slippery when made wet improving the ease of catheter placement and removal by the physician during complicated procedures within the patient’s vascular system.

“In addition to a one time upfront payment, this agreement will provide a quarterly source of royalty revenue”, commented Martin von Dyck, Executive Vice President of Hydromer, Inc.

For additional information please visit the following Web-site:
http://www.hydromer.com

Pebax ® is a registered trademark of Arkema France Corporation.

Hydromer, Inc. is a bio-technology-based company involved in the research and development, manufacture, contract coating and commercialization of specialized polymer and hydrogel products for medical device, animal health, cosmetic, personal care, and industrial uses.  These technologies range from Hydromer lubricious / anti-microbial / anti-thrombogenic / anti-cell adhesion-proliferation / radio-opaque coatings for the medical marketplace.  Our animal health products are based around our patented dairy cow mastitis control products sold under the T-Hexx® brand.  The Industrial coatings are primarily Anti-fog coatings for safety glasses, aircraft windows, greenhouse panels and many other consumer applications where strong anti-fog properties are required.  The Hydrogel products are widely used by the cosmetics companies for use in lip-sticks, hair care, lotions as well as by the medical industry for wound dressings, drug delivery and implants.

For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.